CONTACT : JOHN LORD  (703) 846-2500

Fairfax, VA, July 24, 1995 -- Mobil Corporation today announced estimated second quarter 1995 operating income of $706 million, up $193 million, or 38%, from the comparable quarter last year. Second quarter special charges of $527 million (including $505 million for the previously announced restructuring of worldwide staff support services, marketing and refining operations in the United States, and refining in Europe) reduced reported net income to $179 million. Last years second quarter reported net income was $198 million and included special charges of $315 million for North American property writedowns and worldwide Chemical restructuring. Estimated reported earnings per common share for the second quarter of 1995 were $.42 compared with $.46 for the second quarter of 1994.

Commenting on second quarter operating income compared with the same quarter last year, Chairman Lucio A. Noto said, Mobils significant increase in operating income was primarily due to higher income in our Chemical businesses as a result of improved industry conditions and better operating performance, including lower costs following restructuring. In Exploration and Producing, higher worldwide crude oil prices, up more than $2.00/bbl. from last year's depressed levels, and lower expenses more than offset the impact of lower natural gas prices in North America and the United Kingdom. In Marketing and Refining, improved worldwide operating performance, stronger lube income, and lower expenses more than offset weaker margins overseas."

Mr. Noto continued, "This quarter, following completion of comprehensive reviews, we announced plans for the realignment of our worldwide staff support services, and for further restructuring of marketing and refining in the United States. The associated work process streamlining will both improve efficiency and provide a platform for growth. Also, we announced major European refining initiatives, including closure of the Woerth refinery in Germany and restructuring of our manufacturing base in Northwest Europe. In total, these actions should result in a worldwide workforce reduction of over 5,000 positions, lower manufacturing costs in our key U.S. and Northwest European markets, and pre-tax savings of over $1 billion annually. These steps are expected to substantially improve profitability in segments of our business where returns have been unsatisfactory. In addition, we announced the signing of a letter of intent for the sale of our South Fort Meade phosphate mine in Florida, consistent with Mobils long-term strategy of focusing investments in our core business areas."

Mr. Noto added, "We are also taking advantage of attractive opportunities for growth. For example, we have recently announced: (1) the acquisition of deep water reserves in the Gulf of Mexico; (2) a major discovery offshore Nigeria, where we are already the second largest producer of oil and condensate; (3) successful bids for exploration rights in the North Sea, both in the Danish sector and the United Kingdom 16th Round; and (4) the acquisition of Elf Aquitanes service station network in The Netherlands.

Mr. Noto concluded, "Market fundamentals continue to be uncertain and volatile and are likely to remain so in the near term. Worldwide crude oil prices showed strength through the first five months of the year, but retreated in June. Refining margins have remained weak, and North American natural gas prices have been depressed. Margins in Chemical, which have been very strong this year, are showing some early signs of weakening from the current relatively high levels. As weve said before, were not going to depend on industry prices and margins getting better. Therefore, throughout the company, we are striving to increase shareholder value by getting more from our existing assets and from investments for growth."


        COMPARISON OF SECOND QUARTER 1995 WITH SECOND QUARTER 1994

The following comments address operating income of the major business segments during the second quarter of 1995, compared with the same quarter of 1994:

o    Exploration and Producing income of $375 million was $40 million
     higher.   In the United States, income was $109 million, up $30
     million, as higher crude oil prices and lower operating expenses more than offset significantly lower natural gas prices.

     International income was $266 million, up $10 million. Higher crude oil and Indonesian LNG prices more than offset lower natural gas prices in Canada and the United Kingdom and lower liquids volumes. Crude oil production in Nigeria was lower due to a rupture in the export pipeline, which is expected to be repaired by the end of the month. New capacity to be streamed later this year will help mitigate this loss in production.

o    Marketing and Refining income of $240 million was $16 million
     higher.   Income in the United States was $87 million, up $13
     million, reflecting lower operating expenses, higher sales volumes, and increased lube income, as well as improved industry margins. These improvements were largely offset by higher costs this year associated with reformulated gasoline production.

     International income was $153 million, up $3 million. Benefits from ongoing business initiatives, including expense savings in Europe, as well as the increased contribution from the Singapore refinery upgrade, offset weaker refining margins in all enclaves. In Europe, development of a common business system was completed, which positions us to realize further benefits from using one unified system.

o Chemical income of $186 million was a record quarter. This was up $147 million, reflecting better industry fundamentals in most businesses, particularly polyethylene resin. Income also benefitted from the Singapore petrochemicals complex, and from business initiatives, notably in plastics fabricating and petrochemicals.

o Corporate and Other expense of $22 million was $9 million lower, mainly due to timing of expenses.

o Net Financing Expense of $73 million was $19 million higher, principally reflecting higher average effective interest rates.

           COMPARISON OF SIX MONTHS 1995 WITH SIX MONTHS 1994

Mobils estimated first half 1995 reported net income was $815 million, compared with $733 million for the same period of 1994 (excluding the effect of last years $680 million charge for the change in accounting principle related to inventories). First half 1995 net income included special charges of $527 million, primarily for the realignment of worldwide staff support services and restructuring of marketing and refining operations in the United States and Europe. Net special charges of $315 million for North American property writedowns and Chemical restructuring were included in the comparable period of 1994.

Excluding special items and the accounting change, first half 1995 operating income of $1,342 million was up $294 million, or 28%, from the comparable period of 1994. This improvement was mainly due to higher Chemical income, up $306 million, reflecting better margins and
operating performance.   In petroleum operations, income was essentially
flat, despite significantly weaker international refining margins and North American natural gas prices, partly offset by stronger worldwide crude oil prices. The net unfavorable impact of these industry fundamentals was wholly offset by benefits from our business initiatives. In particular, expenses in worldwide Marketing and Refining and U.S. Exploration and Producing were lower, and worldwide lube income in Marketing and Refining was stronger.

Capital and Exploration Expenditures for the second quarter of 1995 were estimated at $960 million, an increase of $13 million from the comparable period last year. For the first six months of 1995, worldwide capital and exploration expenditures were estimated at $1,778 million, compared with $1,665 million for the year earlier period.

Mobil's estimated Return on Average Shareholders' Equity for the twelve months ended June 30, 1995, was 10.7%, compared with 10.4% for 1994 (excluding the cumulative effect of the change in accounting principle). Estimated Return on Average Capital Employed for the twelve months ended June 30, 1995, was 8.6%, compared with 8.4% for 1994 (excluding the cumulative effect of the change in accounting principle).

Mobil's estimated Debt to Capitalization Ratio was 30% at June 30, 1995 and 31% at December 31, 1994.

Common Stock Dividends were $.925 per share in the second quarter of 1995 and $1.775 per share for the first half of 1995, up 7.5 cents from the comparable periods last year.



                                                                    Table 1
                              MOBIL CORPORATION

                                  Second Quarter            Six Months
                              ----------------------  ----------------------

                               1994    1995    Incr/   1994    1995    Incr/
INCOME  ($MM)                  Act     Est    (Decr)   Act     Est    (Decr)
                              ------  ------  ------  ------  ------  ------
Petroleum Operations
  E&P: United States            (64)     57     121      13     139     126
       International            214     241      27     472     536      64
                              ------  ------  ------  ------  ------  ------
  Total E&P                     150     298     148     485     675     190

  M&R: United States             39     (17)    (56)    100     (17)   (117)
       International            150    (115)   (265)    325      31    (294)
                              ------  ------  ------  ------  ------  ------
  Total M&R                     189    (132)   (321)    425      14    (411)
                              ------  ------  ------  ------  ------  ------
Total Petroleum                 339     166    (173)    910     689    (221)

Chemical                        (76)    170     246     (61)    344     405
Corporate and Other (a)         (11)    (84)    (73)    (24)    (80)    (56)
Net Financing Expense           (54)    (73)    (19)    (92)   (138)    (46)
                              ------  ------  ------  ------  ------  ------
Income Before Change in
  Accounting Principle          198     179     (19)    733     815      82

Change in Accounting
  Principle (b)                   -       -       -    (680)      -     680
                              ------  ------  ------  ------  ------  ------
Net Income                      198     179     (19)     53     815     762
==========                    ======  ======  ======  ======  ======  ======

COMMON SHARES OUTSTANDING (MM)
  Average                     398.4   395.8    (2.6)  398.3   395.8    (2.5)
  End of Period                 ...     ...      ...  398.3   395.5    (2.8)

EARNINGS PER COMMON SHARE
 BASED ON ($) (c)
  Before Chg in Acctng Princip 0.46    0.42   (0.04)   1.77    1.99    0.22
  Net Income                   0.46    0.42   (0.04)   0.06    1.99    1.93

DIVIDENDS
  Common Stock
    Total Paid ($MM)            339     366      27     677     703      26
    Per Share ($)              0.85   0.925   0.075    1.70   1.775   0.075

  Preferred Stock ($MM)          14      14       -      29      28      (1)

(a) Includes the results of Real Estate operations, Mining and Minerals, administrative expenses, and other corporate items.
(b) Reflects the cumulative impact of the change in the method of applying the lower of cost or market test for crude oil and product inventories, recognized January 1, 1994.
(c) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                                 Table 2

                               MOBIL CORPORATION


                             1994 by Quarter and Year           1995
INCOME ADJUSTED FOR       -------------------------------  --------------
 SPECIAL ITEMS ($MM)        1Q     2Q    3Q   4Q    Year   1Q Act  2Q Est
                          -----  ----- ----- ----- ------  ------  ------
Petroleum Operations
  E&P:  United States       77     79    92    58    306      82     109
        International      258    256   217   287  1,018     295     266
                          -----  ----- ----- ----- ------  ------  ------
  Total E&P                335    335   309   345  1,324     377     375

  M&R:  United States       61     74    84    54    273       -      87
        International      175    150   150   216    691     146     153
                          -----  ----- ----- ----- ------  ------  ------
  Total M&R                236    224   234   270    964     146     240
                          -----  ----- ----- ----- ------  ------  ------
Total Petroleum            571    559   543   615  2,288     523     615

Chemical                    15     39    60   110    224     174     186
Corporate and Other (a)    (13)   (31)  (12)  (16)   (72)      4     (22)
Net Financing Expense      (38)   (54)  (63)  (54)  (209)    (65)    (73)
                          -----  ----- ----- ----- ------  ------  ------
Oper. Income Bef. Special
  Items and Change in
  Accounting Principle     535    513   528   655  2,231     636     706

Special Items                -   (315)  (25) (132)  (472)      -    (527)

Change in Accounting
  Principle (b)           (680)     -     -     -   (680)      -       -
                          -----  ----- ----- ----- ------  ------  ------
Net Income                (145)   198   503   523  1,079     636     179
==========                =====  ===== ===== ===== ======  ======  ======

EARNINGS PER COMMON SHARE
 BASED ON:  ($) (c)
  Oper. Income Bef. Special
    Items and Change in
    Accounting Principle  1.31   1.25  1.29  1.61   5.46    1.57    1.75

  Net Income               (.40) 0.46  1.23  1.28   2.57    1.57    0.42



(a) Includes the results of Real Estate operations, Mining and Minerals, administrative expenses, and other corporate items.
(b) Reflects the cumulative impact of the change in the method of applying the lower of cost or market test for crude oil and product inventories, recognized January 1, 1994.
(c) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                       Table 3

                              MOBIL CORPORATION

                            1994 by Quarter and Year          1995
SPECIAL ITEMS            ------------------------------  --------------
  AFFECTING INCOME ($MM)  1Q    2Q    3Q   4Q    Year    1Q Act  2Q Est
                         ----- ----- ---- ----- -------  ------  ------
E&P United States
  Asset Sales               -     -    -   (21)    (21)      -     (22)
  Property Writedowns       -  (143)   -   (17)   (160)      -       -
  Restructuring             -     -    -     -       -       -     (30) (a)

E&P International
  Property Writedowns       -   (42) (16)    -     (58)      -       -
  Restructuring             -     -   (9)    -      (9)      -     (25) (a)

M&R United States
  Restructuring             -     -    -   (11)    (11)      -    (104) (b)
  LIFO/Oth. Inv. Adjustme   -     -    -    14      14       -       -
  Property Writedowns       -   (35)   -     -     (35)      -       -

M&R International
  Restructuring             -     -    -   (44)    (44)      -    (268) (c)

Chemical
  Restructuring             -  (115)   -     -    (115)      -     (16) (a)
  Environmental Provision   -     -    -    (7)     (7)      -       -

Corp/Other
  Restructuring             -    20    -     -      20       -     (62) (a)
  Property Writedowns       -     -    -   (46)    (46)      -       -
                         ----- ----- ---- ----- -------  ------  ------
Total Specials              -  (315) (25) (132)   (472)      -    (527)
Change in Accounting
   Principle             (680)    -    -     -    (680)      -       -
                         ----- ----- ---- ----- -------  ------  ------
Total Special/Other Items(680) (315) (25) (132) (1,152)      -    (527)
                         ===== ===== ==== ===== =======  ======  ======



(a) Staff redesign project.
(b) Includes $65 million for staff services redesign and $39 million for further restructuring of marketing and refining operations.
(c) Includes $88 million for staff services redesign and $180 million for European refining.

                                                                    Table 4

                           MOBIL CORPORATION

                                Second Quarter             Six Months
                          -------------------------  --------------------------
CAPITAL AND EXPLORATION    1994     1995     Incr/    1994      1995     Incr/
  EXPENDITURES ($MM)        Act      Est    (Decr)     Act       Est    (Decr)
                          -------  -------  -------  -------   -------  -------
Petroleum Operations
  E&P: United States
    Exploration Expenses      25        8      (17)      37        26      (11)
    Other Expenditures       141      150        9      240       245        5
                          -------  -------  -------  -------   -------  -------
    Total E&P--U.S.          166      158       (8)     277       271       (6)
  International
    Exploration Expenses      83       71      (12)     153       148       (5)
    Other Expenditures       280      362       82      481       660      179
                          -------  -------  -------  -------   -------  -------
    Total E&P--Int'l         363      433       70      634       808      174
                          -------  -------  -------  -------   -------  -------
  Total E&P                  529      591       62      911     1,079      168

  M&R: United States         124      115       (9)     241       239       (2)
       International         203      181      (22)     305       324       19
                          -------  -------  -------  -------   -------  -------
  Total M&R                  327      296      (31)     546       563       17
                          -------  -------  -------  -------   -------  -------
Total Petroleum              856      887       31    1,457     1,642      185

Chemical                      54       52       (2)     119        92      (27)
Other                         37       21      (16)      89        44      (45)
                          -------  -------  -------  -------   -------  -------
Total Mobil Corporation      947      960       13    1,665     1,778      113
                          =======  =======  =======  =======   =======  =======

OTHER FINANCIAL DATA ($MM)
  Total Revenues          16,215   18,849    2,634   31,333    36,476    5,143

  Depreciation, Depletion,
     and Amortization      1,034      868     (166)   1,702     1,537     (165)

  Income Taxes               402      401       (1)     944 (a)   995       51

AVERAGE U.S. PRICES
  Crude  ($/BBL)           13.29    15.50     2.21    11.70     14.90     3.20
  NGL  ($/BBL)              9.65     9.97     0.32     9.57      9.99     0.42
  Natural Gas ($/MCF)       1.94     1.59    (0.35)    2.11      1.53    (0.58)

AVERAGE  INT'L. PRICES
  Crude  ($/BBL)           15.62    18.11     2.49    14.71     17.41     2.70
  Natural Gas ($/MCF)       2.40     2.62     0.22     2.39      2.54     0.15


(a) Excludes income taxes attributable to change in accounting principle related to foreign inventories.

                                                                  Table 5

                              MOBIL CORPORATION

                                  Second Quarter            Six Months
                              ----------------------  ----------------------
                               1994    1995   Incr/    1994    1995   Incr/
OPERATING HIGHLIGHTS           Act     Est    (Decr)   Act     Est    (Decr)
                              ------  ------  ------  ------  ------  ------
NET PRODUCTION OF LIQUIDS (TBD)

  United States                 291     285      (6)    293     287      (6)

  Canada                         55      52      (3)     58      53      (5)
  Indonesia                      80      76      (4)     83      75      (8)
  Nigeria                       166     154     (12)    174     145     (29)
  Norway                         95      93      (2)     97      93      (4)
  United Kingdom                 72      71      (1)     70      75       5
  Other                          81      76      (5)     76      76       -
                              ------  ------  ------  ------  ------  ------
  Total International           549     522     (27)    558     517     (41)
                              ------  ------  ------  ------  ------  ------
  Worldwide                     840     807     (33)    851     804     (47)
                              ======  ======  ======  ======  ======  ======

NET PRODUCTION OF NATURAL GAS (MMCFD)

  United States               1,553   1,528     (25)  1,566   1,511     (55)

  Canada                        440     398     (42)    452     444      (8)
  Germany                       332     431      99     411     453      42
  Indonesia                   1,575   1,487     (88)  1,655   1,569     (86)
  United Kingdom                399     513     114     521     622     101
  Other                         139     125     (14)    157     159       2
                              ------  ------  ------  ------  ------  ------
  Total International         2,885   2,954      69   3,196   3,247      51
                              ------  ------  ------  ------  ------  ------

  Worldwide                   4,438   4,482      44   4,762   4,758      (4)
                              ======  ======  ======  ======  ======  ======
TOTAL NET
  PRODUCTION (TBDOE)          1,629   1,604     (25)  1,697   1,650     (47)
                              ======  ======  ======  ======  ======  ======

NATURAL GAS SALES (MMCFD)
  United States
    Equity                    1,898   1,835     (63)  1,938   1,867     (71)
    Resale                      748   1,644     896     748   1,721     973
                              ------  ------  ------  ------  ------  ------
  Total United States         2,646   3,479     833   2,686   3,588     902
  International               2,908   3,038     130   3,222   3,334     112
                              ------  ------  ------  ------  ------  ------
  Worldwide                   5,554   6,517     963   5,908   6,922   1,014
                              ======  ======  ======  ======  ======  ======

                                                                   Table 6

                              MOBIL CORPORATION

                                  Second Quarter            Six Months
                              ----------------------  ----------------------
                               1994    1995   Incr/    1994    1995   Incr/
OPERATING HIGHLIGHTS           Act     Est    (Decr)   Act     Est    (Decr)
                              ------  ------  ------  ------  ------  ------
REFINERY RUNS (TBD)
  Runs for and by Mobil
    United States               876     884       8     851     894      43
    Europe                      433     432      (1)    399     426      27
    Pacific Rim                 627     659      32     615     669      54
    All Other                   165     124     (41)    165     130     (35)
                              ------  ------  ------  ------  ------  ------
    Total                     2,101   2,099      (2)  2,030   2,119      89
  Runs for Mobil by Others       21       9     (12)     22       9     (13)
                              ------  ------  ------  ------  ------  ------
  Worldwide Runs for Mobil    2,122   2,108     (14)  2,052   2,128      76
                              ======  ======  ======  ======  ======  ======

PETROLEUM PRODUCT SALES (TBD)
  United States
    Automotive Gasoline
      Sales to Trade            530     545      15     512     525      13
      Supply/Other Sales        143     192      49     144     191      47
                              ------  ------  ------  ------  ------  ------
    Total Automotive Sales      673     737      64     656     716      60
    Distillates/Jet Fuel        290     290       -     290     319      29
    Other                       201     228      27     192     220      28
                              ------  ------  ------  ------  ------  ------
    Total United States       1,164   1,255      91   1,138   1,255     117


  Europe                        809     787     (22)    791     773     (18)
  Pacific Rim                   755     772      17     753     802      49
  All Other                     327     271     (56)    314     287     (27)
                              ------  ------  ------  ------  ------  ------
  Worldwide                   3,055   3,085      30   2,996   3,117     121
                              ======  ======  ======  ======  ======  ======

U.S. CHEMICAL PRODUCTION (MM LBS)
  Polyethylene                  447     436     (11)    878     896      18

CHEMICAL SALES BY PRODUCT CATEGORY ($MM)
  Petrochemicals                468     798     330     848   1,549     701
  Plastics                      476     546      70     882   1,025     143
  Chemical Products              25      26       1      46      59      13
                              ------  ------  ------  ------  ------  ------
    Total                       969   1,370     401   1,776   2,633     857
                              ======  ======  ======  ======  ======  ======